UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009 (February 19, 2009)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                  Other Events

As previously disclosed on a Current Report on Form 8-K dated December 3, 2007, Xfone, Inc. (the “Registrant”) had received a rating letter from Midroog Limited, an Israeli rating company affiliated with Moody’s Investor Services (“Midroog”), notifying the Registrant that it had assigned a rating of A3 to a bond offering in Israel in connection with the Registrant’s financing of its acquisition of NTS Communications, Inc. On a Current Report on Form 8-K dated January 28, 2008, upon receiving Midroog's approval, the Registrant filed an English version of the analytical report issued by Midroog in connection with the foregoing rating.

On February 19, 2009, Midroog informed the Registrant that on that date Midroog filed its annual monitoring report (the “Monitoring Report”) with the Tel-Aviv Stock Exchange. According to the Monitoring Report, Midroog’s rating committee reaffirmed the A3 rating of the bonds assigned on December 2, 2007. However, the rating committee decided on a negative outlook on the rating of the bonds, largely, but not exclusively, due to the increase of the risk level in the business environment in which the Registrant operates, resulting from the increasing recession in the United States and the threat it poses on the Registrant's business, since the Registrant’s core activity is based in the U.S.  While the Monitoring Report recognizes that the Registrant shows relative stability in its financial results and adherence to its expected cash flow coverage ratios, it cites the Registrant’s currency exposure resulting from the New Israeli Shekel index-linked bonds in relation to the U.S. dollar, which is the Registrant’s major activity currency.

The Hebrew version of the Monitoring Report is available on Midroog’s website at: http://www.midroog.co.il/files/xfone19.02.09.pdf. The Monitoring Report is currently being translated to English, and the Registrant intends to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission containing an English version of the Monitoring Report when the translation is available

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: February 19, 2009	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director